Exhibit 99.1

801 E. 86th Avenue Merrillville, IN 46410
FOR IMMEDIATE RELEASE
May 10, 2006

FOR ADDITIONAL INFORMATION
Media	Investors
Kris Falzone	Randy Hulen
Vice President, Corporate Communications	Director, Investor Relations
(219) 647-5581	(219) 647-5688
klfalzone@nisource.com	rghulen@nisource.com

Carol Churchill	Rae Kozlowski
Director, Corporate Communications	Manager, Investor Relations
(888) 696-0481	(219) 647-6083
cchurchill@nisource.com	ekozlowski@nisource.com
NiSource president and CEO discusses continuing progress on growth strategy at
Annual Stockholders Meeting
HOUSTON, Texas — NiSource Inc. (NYSE:NI) today held its annual meeting of stockholders in Houston, Texas, which serves as the headquarters for the corporation’s subsidiary, Columbia Gulf Transmission, and base for its natural gas transmission and storage commercial team. President and Chief Executive Officer Robert C. Skaggs, Jr. spoke to stockholders about the company’s four-point platform for long-term, balanced growth.
“Our Four-Point Platform for Growth has now been in place for more than a year and is on target for delivering long-term, sustainable growth,” Skaggs said. He explained the plan’s key components:
•	Expansion and commercial growth in the natural gas transmission and storage business;

•	Commercial and regulatory initiatives;

•	Financial management; and

•	Process and expense management.
Skaggs further defined the company’s strategy by focusing on the opportunities and successes NiSource has realized within each of the four areas this past year, including:
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NiSource Annual Stockholders Meeting

•	Maximizing the value of the company’s existing natural gas transmission and storage assets through commercial optimization of the system and disciplined investments in expansion projects. Projects currently in development include the Hardy Storage Project, Millennium Pipeline and the Eastern Market Expansion. Skaggs also noted progress on a number of other pipeline and storage projects across its system.

•	Commercial and regulatory initiatives, including: robust asset optimization programs; strong margin expansion efforts; contributions from the recent Bay State Gas rate case; a renewed Customer Choice pilot program at Columbia Gas of Kentucky; a new Northern Indiana Alternative Regulatory Plan (ARP) Program effective through April 2010; and a variety of long-term initiatives underway.

•	The refinancing of $2.4 billion in long-term debt in 2005, resulting in $43 million in annual interest savings.

•	Aggressive and continuing cost management across the company, disciplined capital spending programs, and additional process and expense management gains derived from the 10-year outsourcing of business process and support services to IBM.
“NiSource is well positioned to meet our 2006 objectives and continue to build for the future,” added Skaggs. “Our recent results show that we can deliver; that we’re on track with the right plan and the right team. We are committed to doing what it takes to enhance long-term shareholder value.”
During the meeting, stockholders voted in favor of a Charter Amendment Proposal to declassify board members, which the company will adopt. As a result, the annual election of all directors will begin with the 2007 annual stockholder meeting, with the terms for all current directors ending on the date of the 2007 annual meeting. Going forward, stockholders will have the ability to evaluate and elect directors on an annual basis.
In addition, stockholders voted in favor of a proposal to elect directors by majority vote. Stockholder proposals, by their nature, are advisory and not binding on the corporation, and any such changes would require a charter or by-law amendment to become effective.
Stockholders also voted to elect Gary L. Neale, Robert J. Welsh and Roger A. Young, as directors of the company. Due to the simultaneous adoption of the Charter Amendment Proposal, as voted on by the stockholders, these directors’ terms will end on the date of the 2007 annual stockholders’ meeting. Finally, stockholders voted in favor of the ratification of the appointment of Deloitte and Touche LLP as the company’s independent public accountants for 2006.
About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com.
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NiSource Annual Stockholders Meeting

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this presentation are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource’s businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; the effectiveness of NiSource’s outsourcing initiative; actual operating experience of NiSource assets; the regulatory process; regulatory and legislative changes; changes in general economic, capital and commodity market conditions; and counter-party credit risk.
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